L.J.(Jim) Blattman
Senior Manager
Technology Banking Group
Royal Bank of Canada
90 Sparks Street
Ottawa, Ontario K1P 5T6
Tel:  613-564-4898
Fax:  613-564-4527
jimblattman@royalbank.e-mail.com

February 7, 1997

Private & Confidential
----------------------

Gandalf Technologies Inc.
130 Colonnade Road South
Nepean, Ontario
K2E 7M4

Attention:    Mr. Walter R. MacDonald
              Vice-President, Finance & CFO
              -----------------------------
Dear Sirs:

We refer to the letter agreement date June 11, 1996 detailing a Credit Facility made available to Gandalf Technologies Inc. by Royal Bank of Canada (the "Agreement"). All capitalized terms and references herein have the same meaning as those in the Agreement. We also refer to a letter agreement dated November 18, 1996 between the Bank and the Borrower which waived certain defaults of the Borrower pursuant to the Agreement and detailed related amendments to the Agreement (the "Amending Agreement").

The Bank and the Borrower hereby acknowledge the breach by the Borrower of the Agreement and the Amending Agreement in relation to Sections 23(a), 23(b) and 24(h) for the reporting period ended December 28, 1996. The Bank hereby waives its rights in respect of such breaches for the period December 28, 1996 to March 31, 1997. This waiver is granted only in respect of the aforementioned breaches and only for the aforementioned period and is subject to and conditional upon the following:

     i. The Borrower will provide to the bank, within 5 days hereof, a forecast of cash flow and Margin Requirement, prepared in a weekly format to March 31, 1997 inclusive. The forecast will be delivered in both consolidated and non-consolidated versions.

   ii. The Borrower will provide to the Bank, by Tuesday of each week commencing February 4, 1997, with evidence of compliance with the Margin Requirements together with supporting documentation as required.

  iii. The Borrower will provide to the Bank, within 15 calendar days of each month end, consolidated, rolling sales forecast for the current fiscal quarter with comparisons to the previous fiscal quarter.

   iv. The Borrower will provide to the Bank, within 5 days hereof, evidence satisfactory to the Bank of the engagement of an investment banking firm, chosen by the Borrower, together with a related schedule of activities targeted to provide the Borrower with a cash infusion of not less than CDN $20 million by no later than March 31, 1997 (the "Funding Arrangement"). If, in the Bank's sole opinion, there is material adverse change in the scope or timing of the Funding Arrangement, the Bank may, at its option, declare Borrowings in default, notwithstanding any other terms herein.

    v. The borrowing spreads detailed in Section 6 (2) (a), (b) and (d) of the Agreement are increased to 1.75% pending full compliance with the Agreement.

   vi. The Borrower will pay to the Bank a risk premium equal to 1% per annum, calculated and payable monthly in arrears, of the amount committed under Segment 2(a) of the Agreement, until the earlier of Tangible Net Worth exceeding US $40,000,000 or the company recording net after tax profit of $1,000,000 or more in any fiscal quarter.

  vii. Acceptance of similar terms and conditions (with the specific exception of (iv) above) by GDCL with respect to a credit facility extended to GDCL by the Bank's office in London, England.

 viii.  Suspension of Segment (1) of the Agreement with respect to FEF
        Contracts.

All other terms and conditions of the Agreement remain unchanged.

Please confirm your acceptance by signing and returning the enclosed copy of this letter no later than February 19, 1997.

 Yours truly,
S/J.L. (JIM) BLATTMAN
---------------------
J.L. (Jim) Blattman